Exhibit 99.1

News Release

Contacts:	Media – Joseph F. Ailinger Jr.	Analysts – Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF THE PROVIDENCE GROUP

BOSTON and PROVIDENCE, December 20, 2004 — Mellon Financial Corporation has completed its previously announced acquisition of The Providence Group Investment Advisory Company, a privately held, Providence-based firm specializing in meeting the investment needs of high net worth individuals and families. Terms of the deal, first announced on September 7, were not disclosed.

“We believe this acquisition is a tremendous opportunity for all involved,” said David Lamere, Mellon vice chairman and president of its Private Wealth Management group. “Our new Rhode Island clients will benefit from Mellon’s extensive resources, and Mellon’s Private Wealth Management organization gains an established presence in this important market.”

The Providence Group, which adds more than $800 million in client assets to Mellon, is one of three acquisitions made by Mellon’s Private Wealth Management group this year (and seventh in the last four years). Mellon acquired Las Vegas-based Paragon Asset Management in September and Seattle-based Safeco Trust Company in April.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has more than $3.7 trillion in assets under management, administration or custody, including $670 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com.

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